Exhibit 10-u-1

MEMORANDUM OF AGREEMENT

THIS MEMORANDUM OF AGREEMENT (the “MOA”), entered into this 20th day of April, 2011 by and between Rockwell Collins, Inc., a Delaware corporation, located at 400 Collins Road, Cedar Rapids, Iowa, 52498 (“RCI”), and Bombardier Inc. (“Bombardier”), a CBCA-incorporated corporation with its registered office at 800 René-Levesque Blvd. West, Montréal, Québec, Canada, H3B 1Y8.

WHEREAS, RCI and Bombardier (the “Parties”) continue to have discussions regarding Certificate of Airworthiness (“CoA”) completion associated with the Bombardier Global Vision aircraft program (the “Program”); and

WHEREAS, as a result of the CoA delays, Bombardier will not receive previously scheduled customer advance payments (currently scheduled customer advance payments are set forth in Exhibit A); and

WHEREAS, due to its long-standing relationship with Bombardier and its desire to support this important customer, RCI is willing to provide to Bombardier, on a limited short term basis, funds commensurate with certain advance payments that Bombardier does not receive from customers associated with the Program under certain terms and conditions.

NOW, THEREFORE, in consideration of the covenants and conditions hereinafter set forth, and intending to be legally bound the one to the other, the Parties form this MOA as follows:

1.
Scope of Agreement.  On April 20, 2011, RCI shall provide USD $237,000,000 to Bombardier to offset a shortfall in CoA advance payments (identified on Exhibit A and referred to herein as Advance Payments) through the end of April 2011 which Bombardier is not expected to receive from Program customers based on CoA delays.  Such funds to offset this Advance Payment shortfall shall be provided by RCI to Bombardier on a non-secured, short-term, non-interest bearing or fee basis and are provided based on Bombardier’s agreement to repay any and all funds provided by RCI under this MOA in accordance with Section 2 of this MOA.

2.
Repayment.  RCI shall notify Bombardier when RCI has received the final Federal Aviation Authority (FAA) Technical Standard Order (TSO) authorization (TSOA) (by TSOA letter or minor change approval in accordance with FAA Order 8150.1B) pertaining to the avionics that RCI has supplied to Bombardier for the Program (excluding the TSOA for the IMAT-6000, but provided that the notice shall also state that the TSO conformance statement for the IMAT-6000 has been submitted to the FAA).  Bombardier shall repay to RCI in cash (USD) the full amount of the funds provided to Bombardier by RCI pursuant to Section 1 sixty (60) days after receipt of such notice from RCI.  All payments to be made by Bombardier to RCI hereunder shall be made without deduction for any withholding, counterclaim, defense, recoupment or setoff whatsoever.

3.
Term & Termination.  The term of this MOA shall commence upon signature by both Parties, shall bind both Parties’ successors in interest, and shall terminate only upon the repayment in full by Bombardier to RCI of the amounts provided under Section 1 as well as any outstanding obligations under Sections 2, 7 and 8.

4.
Relationship of Parties.  Each Party is an independent contractor and each Party agrees to be responsible for its respective federal, state, provincial and local taxes, withholding, insurance, and any other benefits.  Except as provided in Sections 7 and 9 herein, each Party shall bear their own costs and expenses in connection with their respective responsibilities under this MOA.  Nothing in this MOA shall grant to either Party the right to make commitments of any kind for, or on behalf of, the other Party without the prior written consent of the other Party.  Nothing herein shall grant any ownership right or license to use any data disclosed hereunder, except for the purpose as stated herein.

5.
Notices.  All notices and other communications required or authorized hereunder shall be given in writing either by personal delivery, by means of a bonded delivery service (such as FedEx or DHL), or by registered or certified express mail addressed to the other Party as follows:

Bombardier		RCI
Janice L. Davis		David C. Haerther
Vice President, Supply Chain & CPO		Primary Contract Manager
Attn:	Supply Chain	Attn:	Contracts Department
Fax:	(514) 855-8436	Fax:	(319) 295-5299

And

François Ouellette
Vice President, Legal Services
Attn:	Legal Services
Fax:	(514) 855-7834

6.
Confidentiality.  Each Party agrees that all confidential and proprietary information exchanged in connection with the discussions and negotiation of this MOA are particular to each Party and are to be considered as confidential information, and shall not be disclosed, except to the extent necessary under applicable law, stock listing requirements and/or financial institution needs (provided any such financial institution is bound by an obligation of confidentiality), to any other person (other than an employee of the Party’s company who has a need to know and is bound by obligation of confidentiality), firm or corporation, or be used by the receiving party for its own or any other person’s or entity’s benefit except as provided herein, and shall be held and used with the same degree of care to avoid disclosure as the receiving Party would employ with respect to its own confidential or proprietary information.  Each Party further agrees that it shall not use any confidential or proprietary information received by it for any purpose that may be adverse to any Party; provided that each Party acknowledges that this MOA may be used by either Party to enforce any of its rights against the other Party in order to enforce this MOA.  Should either Party determine that this MOA or any information regarding the agreement need to be externally disclosed in public SEC 8-K or SEDAR filings relating to the MOA, such Party shall notify the other Party at least two (2) business days prior to the projected disclosure in order to share the intended nature and details of such disclosure.

7.
Remedy.  Any and all failures, delays, or forbearances of RCI in insisting upon or enforcing at any time or times any of the terms and conditions of this MOA, or to exercise any rights or remedies under this MOA, shall not be construed as a waiver or relinquishment of any such terms and conditions, rights or remedies in those or any other instances; rather, the same shall be and remain in full force and effect.  The waiver of any breach of any term, provision, covenant or condition herein contained shall not be deemed to be a waiver of any: a) subsequent breach of such term, provision, covenant or condition; or b) other term, provision, covenant, or condition.  The invalidity in whole or in part of any term and condition contained herein shall not affect the validity of any other term and condition.  If any provision of this MOA is found to be unenforceable, the unenforceable provision shall be modified to the limited extent required to permit the enforcement of this MOA in a manner most closely approximating the intention of the Parties as stated expressly in this MOA.  The rights and remedies provided RCI pursuant to this MOA shall be cumulative and in addition to any other rights and remedies provided by law or equity.  In the event of default by Bombardier in the repayment of any of the funds when due as herein provided, time being of the essence hereof, the entire amount paid to Bombardier shall automatically and without notice, become immediately due and payable and any unpaid balance shall thereupon accrue interest at the rate of three (3) month LIBOR plus 250 BPS (basis points).  RCI agrees to provide to Bombardier a ten (10) calendar day cure period in the event Bombardier fails to repay RCI in accordance with Section 2, Repayment.  If Bombardier has not repaid to RCI the full amount of the funds in accordance with Section 2, “Repayment” of this MOA following such cure period, then RCI shall have the immediate right, without notice, to file legal action in the Clerk of Court for the United States District Court for the Northern District of Iowa, Cedar Rapids Division, USA, and thereafter execute on the judgment entered by said court.  In the event of any legal action to enforce or recover under this MOA, RCI shall be entitled to recover its reasonable attorney fees and court costs.

8.
Governing Law.  This MOA shall be construed and all disputes hereunder shall be settled in accordance with the laws of the State of Iowa, USA, without resort to or regard of Iowa’s conflict of laws provisions or standards.  Resolution of any dispute arising hereunder shall be reserved exclusively to the United States District Court of the Northern District of Iowa, Cedar Rapids Division, USA, or, should that court not have subject matter jurisdiction, any Iowa state court (and the Parties hereby consent and submit to the jurisdiction of such courts).  Bombardier shall be liable for RCI’s reasonable attorney fees and court costs in litigating indebtedness, jurisdiction or venue in any other court of law or forum. Pending any decision, appeal or judgment in such proceeding or other settlement of any dispute arising under this Agreement, there shall be no stay on performance by Bombardier on this MOA or any other Agreement between Bombardier and RCI.

9.
Authority to Execute.  Each Party represents and warrants that its representative(s) identified below have obtained all Bombardier corporate and/or Board of Director approvals and have due delegation of authority to execute and deliver this MOA, that the performance of this MOA has been duly authorized by such Party and that this MOA constitutes a legal, valid, and binding obligation of such Party.  Each Party further represents and warrants that the execution, delivery and performance of this MOA do not violate, conflict with or result in a default under the organizational document of such Party, any law, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality or arbitration panel to which such Party or any of its affiliates is subject or any indenture, agreement or other instrument to which such Party or any of its affiliates is a party or by which any of their assets or properties is bound or affected.

10.
Waivers.  Bombardier waives any and all right to assert any legal or equitable defense (except for its full performance hereunder), set-off, withholding, counterclaim or crossclaim of any nature whatsoever as a basis to not repay some or all of the $237 million plus interest, if applicable under the terms of this MOA, in any action or proceeding brought by RCI to collect on the obligations of Bombardier hereunder, or any portion thereof, or in any action or proceeding brought by Bombardier to determine its obligations hereunder.  Bombardier waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this MOA.

11.
Assignment.  Neither Party shall be permitted to assign this MOA or any of its rights or obligations hereunder without the other Parties’ prior written consent, except that RCI shall be permitted to assign any of its rights under this MOA to any of its affiliates without obtaining such consent.

12.	Jointly Drafted. This MOA was jointly drafted by the Parties. No rule of strict construction shall be applied against either Party.

13.	Entire Agreement. This MOA contains the entire understanding of the Parties as to its subject matter and shall not be modified, except by an instrument in writing duly executed by the Parties hereto.

IN WITNESS WHEREOF, the Parties hereto have caused this MOA to be properly executed in duplicate by their duly authorized officers, principals, partners or designees on the date set forth below their names.

Bombardier Inc.		Rockwell Collins, Inc.

By:	/s/ Francois Thibault	By:	/s/ Patrick E. Allen

Name:	François Thibault	Name:	Patrick E. Allen

Title:	Vice President, Finance	Title:	Chief Financial Officer

Date:	20 April 2011	Date:	20 April 2011